UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 7, 2008

First Community Corporation

(Exact Name of Registrant As Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-28344	57-1010751
(Commission File Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina	29072
(Address of Principal Executive Offices)	(Zip Code)

(803) 951-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.                                    Material Impairment.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing the Federal Home Loan Mortgage Corporation (Freddie Mac) under conservatorship.  Due to these recent actions, First Community Corporation (together with its subsidiary First Community Bank, N.A., the “Company”) determined on September 9, 2008 that it anticipates that it will take an “Other Than Temporary Impairment” (OTTI) charge in the third quarter relating to the Freddie Mac preferred stock that the Company holds.  If the Company were to write off the entire value of its Freddie Mac preferred securities, it would incur an OTTI charge of approximately $8.2 million.  The Company anticipates that it will write off substantially the entire value of its Freddie Mac preferred securities.  This anticipated charge, along with the second quarter charge of $6.1 million related to the Company’s investment in preferred stock issued by Freddie Mac, would eliminate any further material exposure in the Company’s investment portfolio to Freddie Mac equity securities.

The OTTI charge would not directly impact the Company’s cash flow.  However, in connection with the conservatorship of Freddie Mac, dividends on the Freddie Mac preferred securities have been eliminated.  Going forward, the Company does not expect to receive dividends on its Freddie Mac preferred securities for an indefinite period of time. The Company received dividends of $292,000, pre-tax, on its Freddie Mac preferred securities in the first six months of 2008.  The after-tax impact to diluted earnings per share as a result of the elimination of dividends on the Freddie Mac preferred securities is estimated to be approximately or $0.04 per quarter, beginning in the third quarter of 2008, or $0.16 annually.

Because any future sale of the Freddie Mac preferred securities would likely result in a capital loss for tax purposes, the Company anticipates that no tax benefit would be realized on the anticipated OTTI charge.  Capital losses are available for carryforward for a period of five years after any sale.  If and to the extent capital gains are realized during the carryforward period, a tax benefit would be realized at that time.

The Freddie Mac preferred stock held by the Company was purchased in 2003 by Dutchfork Bankshares and acquired by the Company through the 2004 merger with Dutchfork Bankshares.

The Company’s capital exceeds the levels defined as ‘well capitalized’ under regulatory standards and its business activity remains strong.  Even if the entire value of the Company’s Freddie Mac preferred stock were written off, First Community’s pro forma total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage capital ratio as of August 31, 2008 would have been 11.3%, 10.4% and 6.8%, respectively.  The regulatory guidelines to be considered “well-capitalized” are 10.0%, 6.0%, and 5.0%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION

Dated: September 10, 2008	By:	/s/ Joseph G. Sawyer
		Name:	Joseph G. Sawyer
		Title:	Chief Financial Officer